Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 23, 2009

Relating to Preliminary Prospectus dated September 23, 2009

Registration No. 333-160533

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

FREE WRITING PROSPECTUS

This free writing prospectus is being filed to advise you of the availability of a revised preliminary prospectus, dated September 23, 2009, included in Amendment No. 6 to the Registration Statement on Form S-11 (File No. 333-160533) of Apollo Commercial Real Estate Finance, Inc. (the “Company”), as filed with the Securities and Exchange Commission on September 23, 2009 (as so amended, the “Registration Statement”), relating to the Company’s proposed offer and sale of shares of its common stock, and to provide you with a hyperlink to the current version of the Registration Statement. This free writing prospectus relates only to the securities described in the Registration Statement, is only a summary of the changes included in the revised Preliminary Prospectus and should be read together with the revised Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk factors” beginning on page 26 of the revised Preliminary Prospectus.

To review the revised Preliminary Prospectus included in the Registration Statement, click the following link on the SEC web site at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site): http://www.sec.gov/Archives/edgar/data/1467760/000119312509196153/ds11a.htm

Revised Proposed Terms of Initial Public Offering and Concurrent Private Placement

Number of shares of common stock to be offered in the public offering	10,000,000 shares
Overallotment option	1,500,000 shares
Estimated price to public	$20.00 per share
Estimated gross proceeds from the public offering	$200 million, or $230 million if the underwriters exercise their overallotment option in full
Estimated net proceeds from the public offering (after deduction of our estimated offering expenses)	$198 million, or $228 million if the underwriters exercise their overallotment option in full
Concurrent private placement to Apollo Global Management, LLC (“Apollo”) and certain of its affiliates	Shares of our common stock representing an aggregate investment equal to 5% of the gross proceeds from the public offering, excluding the underwriters’ overallotment option, up to $10 million
Apollo and certain of its affiliates’ percentage beneficial ownership	4.6%, or 4.1% if the underwriters exercise their overallotment option in full

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001467760.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING J.P. MORGAN TOLL-FREE AT 1-866-430-0686 OR 718-242-8002, CITI TOLL-FREE AT 1-800-831-9146 OR BARCLAYS CAPITAL TOLL FREE AT 1-888-603-5847.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.